Exhibit 99.1

Accentia Biopharmaceuticals Reports Financial Results

for Second Quarter of 2006

Accentia reaches significant milestones, including Fast Track status for potential blockbusters SinuNase™ and BiovaxID™

Tampa, Florida — May 15, 2006 — Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) has released its financial results for the second quarter ended March 31, 2006. The Company’s efforts during the period focused primarily on the development of two potential blockbuster products, SinuNase, an intranasal Amphotericin B formulation for Chronic Sinusitis (CS), and, through its majority-owned subsidiary Biovest International, Inc. (OTCBB:BVTI), BiovaxID, a personalized biologic therapeutic vaccine for follicular non-Hodgkin’s lymphoma. Accentia has two business segments: specialty pharmaceuticals, and biopharmaceutical products and services. Biovest, the majority-owned subsidiary, is consolidated with Accentia for reporting purposes.

Financial Review

On a fully consolidated basis, including Biovest, net sales for the second quarter of 2006 were $7.1 million, a decrease of $0.5 million, or 7%, from the same period ended March 31, 2005. This was mainly attributable to a manufacturer’s product recall of Histex I/E, followed by Accentia’s discontinuance of the product. Research and development costs were $3.0 million during the second quarter this year, an increase of $0.5 million, or 20%, over the same three-month period in 2005. This was the result of increased activity in the Company’s clinical trials for its two major late-stage developmental products, BiovaxID and SinuNase.

Accentia’s second-quarter net loss, on a fully consolidated basis, including Biovest, was $13.8 million, an increase of $6.3 million, over the three months ended March 31, 2005. Of this loss, $5.6 million, or approximately 41%, was the result of non-cash charges such as depreciation, amortization of product rights, stock-based compensation, the effect of embedded derivative liability accounting, and amortization of debt discount.

The fully consolidated per-share loss was $0.47, of which $0.19 per share was the result of non-cash charges and $0.09 per share reflected losses incurred by Biovest. On a fully consolidated basis, the Company’s six-month year-to-date loss was $0.57 per share, including adjustments for derivative accounting, compared to a loss of $0.96 per share for the comparable six month period in 2005 when computed using the same number of outstanding shares as was used to compute the March 31, 2006 loss per share (when the loss per share for the six months ended March 31, 2005, is computed using the weighted number of outstanding shares for that period, which was before the Company’s IPO, the loss per share was $4.67 per share).

Accentia’s capital resources at the end of the second quarter of 2006 were in excess of $56 million, consisting of cash and restricted cash and availability under its lines of credit totaling $11.9 million, and its ownership of Biovest common stock, priced to market at quarter end totaling $44.2 million.

Recent Company Highlights:

“Since the start of the second quarter of our fiscal year, January 1, 2006, Accentia Biopharmaceuticals and its majority-owned subsidiary, Biovest International, have reached substantial developmental and commercial milestones,” said Frank E. O’Donnell, Jr., M.D. the Company’s Chairman and Chief Executive Officer.

The most noteworthy recent developments, according to the Company, are the following:

•	SinuNase granted FDA Fast Track status: Accentia was notified that the United States Food and Drug Administration (FDA) granted Fast Track status to SinuNase, the Company’s intranasal amphotericin B formulation. This was — and still is — the first and only CS drug candidate to receive Fast Track status from the FDA, to the best of the Company’s knowledge. Accentia is preparing to commence its Phase 3 placebo-controlled clinical trial with SinuNase to treat post-surgical patients suffering from recurrent CS. The study is intended to be a four-month double-blinded comparison of symptomatic relief in patients randomized for treatment with either SinuNase or a placebo control. There are 31 million patients in the U.S. currently afflicted by chronic sinusitis, with no approved pharmaceutical treatment proven effective in controlling the disease.

•	BiovaxID granted FDA Fast Track status: Accentia subsidiary Biovest was notified that the FDA granted Fast Track status to BiovaxID, the Company’s personalized anti-cancer vaccine therapeutic for follicular non-Hodgkin’s lymphoma. The targeted anti-cancer immunotherapy, now undergoing pivotal Phase 3 clinical trials at over 20 major medical centers throughout the U.S., has shown extremely positive Phase 2 results — more than nine years after treatment, 95% of BiovaxID-treated patients are still alive.

•	AutovaxID™ cleared for commercial sale: Biovest was informed by the FDA that no further regulatory review was required of its proprietary AutovaxID device, allowing the Company to commence commercialization. AutovaxID is a reusable computerized device that hosts a companion single-use, disposable, closed-system chamber containing a hollow-fiber cell-culture cartridge. Biovest believes that AutovaxID enables the first automated production of biologics, which will significantly reduce labor and facility expenses, as well as the potential for contamination and human error. Potential applications for the device include the production of vaccines to treat a variety of diseases, as well as stem-cell amplification for therapeutic uses.

•	Two new dosages of Xodol® approved by FDA: Accentia’s manufacturing partner received approval from the FDA for two new dosages of Xodol (hydrocodone bitartrate and acetaminophen tablets, USP), the Company’s unique fixed combination pain product line, especially suited for chronic pain. The new dosages afford physicians additional choices in patients’ dosage levels of hydrocodone, without exceeding the maximum daily dose of acetaminophen. Accentia holds the exclusive U.S. license for the marketing and sale of these products.

•	Three new unique ANDA pain products approved by FDA: Accentia’s development partner received an approval from the FDA for three additional combination pain product ANDAs (Abbreviated New Drug Applications), broadening the Company’s pain product portfolio to better serve physicians in managing their patients, especially those with chronic pain. Accentia holds the exclusive U.S. license for the marketing and sale of these three new formulations. The addition of the three new combination narcotic and analgesic products increased Accentia’s comprehensive pain product portfolio to six, positioning the Company to more effectively compete in the chronic pain market.

•	Biovest moves toward self-financing: Biovest completed a financing enhanced by the U.S. New Market Tax Credit (NMTC) program, marking the first time, to the best of the Company’s knowledge, the program was used to support a biopharmaceutical company. The initial NMTC-enhanced financing is considered to be the first of several similar financings anticipated by Biovest and parent company Accentia. The financing set in motion Accentia’s plan to assist Biovest in becoming a self-funded subsidiary.

•	Accentia begins distribution of first patent-protected respiratory medical device: Accentia received the initial inventory of its MD Turbo™ device, patented for the improved pulmonary delivery of medications, from its development partner, Respirics, Inc. Accentia began shipping to its distribution channels, and the device will be available at pharmacies as of its commercial launch in May. MD Turbo is the first and only available product that transforms many of the most commonly prescribed metered-dose inhalers (MDIs) into breath-activated inhalers, with an electronic dose counter for improved compliance. There are approximately 40 million MDIs prescribed each year for asthma and chronic obstructive pulmonary disease.

•	Accentia signs co-promotion agreement with Inyx’s Exaeris, Inc. for MD Turbo: Accentia’s pharmaceutical division and Exaeris Inc. reported that they have entered into a co-promotion agreement, through which the two companies will co-market Accentia’s MD Turbo device. The partnership will help support product awareness, patient education and customer support — to further the device’s reach to the individuals that it will benefit most. The Exaeris sales force will focus on respiratory specialists.

Changes in critical accounting policies regarding embedded derivatives resulting in restatement:

As a result of the U.S. Securities and Exchange Commission’s (SEC) recent focus on the accounting treatment of derivative financial instruments under EITF-00-19, Accentia Biopharmaceuticals, Inc., in conjunction with its independent registered public accounting firm and its outside consultant specializing in derivative accounting issues, recently conducted an analysis of the Company’s various instruments and agreements into which it had previously entered in regard to a convertible-debt financing, pre-IPO. Accordingly, certain accounting policies previously considered by management and its advisors to reflect best industry practices have since been superceded by new interpretations. As a result of the evolving interpretation of certain accounting rules, the Company was required to restate its historical financial results to account for certain non-cash expenses associated with the derivatives. These financial agreements have been amended, and none of the related non-cash expenses are ongoing. Accentia confirms its commitment to the highest level of financial reporting standards, as well as the integrity of the Company’s financial statements.

For more detailed information on the restatements described herein, refer to Accentia’s amended Form 10-KA for the period ended September 30, 2005, the amended Form 10- QA for the period ended December 31, 2005, and the Company’s Form 10-Q for the period ended March 31, 2006, filed on May 15, 2006.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of late-stage clinical products in the therapeutic areas of respiratory disease and oncology. Two of these products are SinuNase and BiovaxID. The Company’s SinuNase product, in development to treat chronic sinusitis (rhinosinusitis), is a novel application and formulation of a known anti-fungal licensed from the Mayo Foundation for Medical Education and Research. BiovaxID is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID, which is being developed by Accentia’s subsidiary Biovest International, Inc., is currently in a Phase 3 clinical trial. In addition, Accentia’s growing specialty pharmaceutical business, TEAMM Pharmaceuticals, has a portfolio of currently marketed products plus a pipeline of additional products under development by third parties. For further information, please visit our web site: www.accentia.net.

About Biovest International, Inc.

Biovest International, Inc. (OTCBB: BVTI.OB) is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority owned subsidiary of Accentia Biopharmaceuticals, Inc. with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and for clinical trials. In addition, Biovest develops, manufactures, and markets patented cell culture systems, including the AutovaxID which is being developed as an automated vaccine manufacturing instrument. Biovest’s therapy for follicular non-Hodgkin’s lymphoma, BiovaxID, is currently in a Phase 3 pivotal clinical trial at over 20 major centers in the U.S. being conducted under a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute. For further information, please visit Biovest’s website: http://www.biovest.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about SinuNase, BiovaxID, AutovaxID and any other statements relating to products, product candidates, product development programs the FDA or clinical trial process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:

Accentia Biopharmaceuticals, Inc., Tampa, FL

Sherran Brewer, 1-866-481-9020

sbrewer@accentia.net

or

The Investor Relations Group, New York, NY

Investors:

Adam Holdsworth, 1-212-825-3210

aholdsworth@investorrelationsgroup.com

or

Public Relations:

Lynn Granito or Kevin Murphy, 1-212-825-3210

lgranito@investorrelationsgroup.com